EXHIBIT 4.2

AMENDMENT NO. 2 TO
CONVERTIBLE PROMISSORY NOTE
OF
FLUOROPHARMA MEDICAL, INC.

THIS AMENDMENT NO. 2 TO CONVERTIBLE PROMISSORY NOTE OF FLUOROPHARMA MEDICAL, INC. (this “Amendment”), dated as of May 26, 2016, is made by FluoroPharma Medical, Inc., a Nevada corporation (the “Company” or the “Borrower”), and the undersigned holders (each, a “Holder” and, collectively, the “Holders”).  The Company and the Holders are sometimes referred to individually as “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company and the Holders entered into a Note and Warrant Purchase Agreement commencing on May 25, 2015, as amended (the “Purchase Agreement”) pursuant to which the Company issued convertible promissory notes, as amended (the “Notes”) to the Holders;

WHEREAS, the Notes may be amended only by a written instrument executed by the Company and the Holders holding a majority of the aggregate principal amount of the Notes;

WHEREAS, the Holders hold a majority of the aggregate principal amount of the Notes outstanding as of the date hereof; and

WHEREAS, the Company and the Holders desire to amend certain provisions of the Notes, as amended by this Amendment, as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AMENDMENT

1.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Notes.

2.           Amendments to Notes.

(a)           The interest rate of “8%” in the first paragraph of the Notes shall be deleted and “12%” shall be substituted in lieu thereof.  Such interest rate shall be retroactive from the initial date of the Notes.

(b)           The Maturity Date as defined in the first paragraph of the Notes shall be deleted and extended by six months, such that, if the Maturity Date is May 28, 2016, the new Maturity Date is November 28, 2016.

3.           Ratification.  Except as expressly amended hereby, all of the terms, provisions and conditions of the Notes are hereby ratified and confirmed in all respects by each Party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

4.           Entire Agreement.  This Amendment, Amendment No. 1 to the Notes, the Notes and the Purchase Agreement (as may have been amended) constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect thereto.

5.           Conflicting Terms.  In the event of any inconsistency or conflict between the Notes and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

6.           Amendments.  No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing in the manner set forth in the Notes.

7.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

8.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

9.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Notes as of the date set forth above.

COMPANY: FLUOROPHARMA MEDICAL, INC. By: _________________ Name: Thomas Tulip Title: President HOLDER: By: __________________ Name: Title: